Exhibit 99.01

H/Cell Energy Reports FY2018 Second Quarter Financial Results

Flemington, NJ, August 10, 2018 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen energy systems, has announced financial results for its fiscal 2018 second quarter ended June 30, 2018.

For the three months ended June 30, 2018, HCCC generated revenue of $2,009,825 and net income of $13,955 or $0.00 in earnings per share, fully diluted. For the six months ended June 30, 2018, HCCC generated revenue of $3,736,149 and a net loss of $97,014 or $(0.01) in earnings per share.

Matthew Hidalgo, CFO of HCCC, commented, “We are very pleased to announce a profitable quarter with record revenue for the company. We had a profitable quarter inclusive of non-cash charges of $64,432 which does not affect the cash flow performance or working capital of HCCC. The company is performing well and is creating more revenue producing opportunities as indicated by our active bid list, which totaled approximately $8.1 million as of June 30, 2018. Our financial condition remains solid with $460,538 in cash, $3,792,845 in assets and $427,535 in working capital as of June 30, 2018. Although we are still a young company from a shareholder value perspective, we continue to grow and add value for our investors. HCCC will be making an effort to generate more investor interest in the months ahead. We remain very encouraged about the future.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

H/Cell Energy Corporation

Investor Relations

908-837-9097 x-2

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$460,538	$455,700
Accounts receivable (net retention)	1,321,820	808,050
Prepaid expenses	14,467	14,669
Costs and earnings in excess of billings	58,970	51,531
Total current assets	1,855,795	1,329,950

Property and equipment, net	403,941	102,573
Security deposits and other non-current assets	21,344	8,416
Deferred tax asset	44,257	44,257
Customer lists, net	93,887	-
Goodwill	1,373,621	-

Total assets	$3,792,845	$1,485,196

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$951,769	$631,385
Management fees payable – related party	15,000	31,257
Earn out payable	182,056
Billings in excess of costs and earnings	93,099	87,206
Sales and withholding tax payable	59,894	61,239
Current equipment notes payable	33,407	-
Current capital lease payable	67,289	-
Income tax payable	25,746	98,313
Total current liabilities	1,428,260	909,400

Noncurrent liabilities
Capital leases	166,965	-
Equipment notes payable	128,919	-
Convertible note payable – related party, net of discount	8,891	-
Total noncurrent liabilities	304,775	-

Total liabilities	1,733,035	909,400

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,586,024 and 7,041,579 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	758	704
Additional paid-in capital	2,949,459	1,335,656
Accumulated deficit	(828,768)	(731,754)
Accumulated other comprehensive loss	(61,639)	(28,810)
Total stockholders’ equity	2,059,810	$575,796

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,792,845	$1,485,196

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS – OTHER COMPREHENSIVE INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Revenue
Construction income	$2,009,825	$1,906,495	$3,704,360	$3,757,250
Related party	-	24,163	31,789	40,253
Total revenue	2,009,825	1,930,658	3,736,149	3,797,503

Cost of goods sold
Direct costs	1,253,043	1,147,909	2,462,456	2,561,729
Direct costs – related party	-	34,440	31,617	50,345
Total cost of goods sold	1,253,043	1,182,349	2,494,073	2,612,074

Gross profit	756,782	748,309	1,242,076	1,185,429

Operating expenses
General and administrative expenses	687,831	498,124	1,243,015	945,369
Management fees – related party	19,500	45,000	39,000	91,000
Total operating expenses	707,331	543,124	1,282,015	1,036,369

Income (loss) from operations	49,451	205,185	(39,939)	149,060
Income tax provision (benefit)	-	-	-	-

Income (loss) before other income and expense	$49,451	$205,185	$(39,939)	$149,060

Other income (loss)	(6,738)	2,297	(6,738)	2,298

Other expenses
Interest expense	10,146	-	14,092	-
Interest expense – related party	18,676	-	32,891	-
Loss on fixed asset disposal	(64)	-	3,354	-
Total other expenses	28,758	-	50,337	-

Net income (loss)	$13,955	$207,482	$(97,014)	$151,358

Other comprehensive income (loss), net

Foreign currency translation adjustment	(22,570)	7,048	(32,829)	18,417

Comprehensive income (loss)	$(8,615)	$214,530	$(129,843)	$169,775

Earnings (loss) per share
Basic	$0.00	$0.03	$(0.01)	$0.02
Diluted	$0.00	$0.03	$(0.01)	$0.02
Weighted average common shares outstanding
Basic	7,483,980	7,039,357	7,450,235	6,355,468
Diluted	8,819,225	7,948,091	7,450,235	7,259,155